PROXY # 2 Adding To Previous Proxy Notice

WESTSPHERE ASSET CORPORATION, INC.
Proxy Solicited on Behalf of the Board of Directors
for the Special Meeting of Stockholders
on December 07, 2002

The undersigned stockholder of WESTSPHERE ASSET CORPORATION, INC. hereby appoints Doug Mac Donald, Bob Robins and/or any Officers or Directors proxies with full power of substitution to act for and on behalf of the undersigned and to vote all stock standing in the name of the undersigned as of the close of business on October 01 ,2002, which the undersigned is entitled to vote at the Special Meeting of Stockholders ("Meeting") to be held on December 07, 2002, at 1740 - 24th Avenue S.E., Calgary, Alberta T2G 1P9 Inglewood Community Centre commencing at 10:00 A.M. (Mountain Time) and at any and all adjournments thereof, upon all matters properly coming before the Meeting.

COMMENTS: __________________________________________________	CHANGE OF ADDRESS: _______________________________
__________________________________________________	_______________________________
__________________________________________________	_______________________________

(If you have written in the above space, please mark the corresponding box on the bottom of this card)

You are encouraged to specify your choices by marking the appropriate boxes (see below) but you need not mark any boxes if you wish to vote in accordance with our Board of Directors' recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

Preliminary Copies---Confidential

x

Please mark your votes as in
this example.
1. Our Board recommends a vote "FOR" this proposal. To create a class of Preferred stock	FOR ڤ	AGAINST ڤ	ABSTAIN ڤ

 This proxy when properly executed, will be voted in the manner directed herein. If no designation(i.e. "Against", "Abstain") is made, the proxies named on the above hereof intend to vote the shares to which this proxy relates "For" items 1 through 3. The proxies will vote in their discretion on any other matters properly coming before the Meeting. The signer hereby revokes all proxies heretofore given by the signer to vote at the Meeting or any adjournment thereof.

SIGNATURE (S) ______________________________________________ DATE __________________________
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or guardian, please give full title as such.

 ADDENDUM #1 TO PROXY STATEMENT OF

WESTSPHERE ASSET CORPORATION, INC.

DATED OCTOBER 31, 2002

The Board of Directors is recommending that the shareholders of the Corporation authorize an amendment to the Corporation's Articles of Incorporation which will create a class of non-voting preferred shares at a value of $0.20 cents per share (USD). The preferred shares will be offered to all shareholders of the Corporation in exchange for shares of common stock at a ratio of 1 for 1.

(Evaluation of the preferred non-voting shares is determined by the Corporation at the fair market value of the assets held by Westsphere Asset Corporation, Inc. - $5,545,000. USD divided by the issued and outstanding shares of the Corporation - 28,473,140).

The preferred non-voting shares will be participating with a non cumulative 6% annual dividend.

The preferred non-voting shares will have first position in the event of dividend distribution and then will participate on a pro-rata basis with common shares on the balance of the distribution of the remaining dividend amount to be distributed.

In the case of a sale of any of the Corporation's business operations or in the event of a wind up or a liquidation of the Corporation's assets the preferred non-voting shares will have the first position up to the amount of the value of the preferred shares held by the preferred shareholder and then will participate on a pro-rata basis with common shares on the balance of the distribution of the net proceeds of any sale.

The Board of Directors will determine the amount of proceeds to be distributed from the sale of any of the Company's assets and will determine whether any dividend will be issued by Corporation. The Board of Directors will determine the date that such dividend will be paid.

Upon conversion of a common share to a non-voting preferred share the non-voting preferred shareholder will have the right to convert the non-voting preferred share to a voting common share upon delivery of 21 days written notice to the Corporation, at a price of $0.25 per share minus the $0.20 cent value of the non-voting preferred share.

Upon receipt of notice of the request to convert from non-voting preferred share to common stock a share certificates will be issued with the following share trading restrictions. 1/3 of the total shares to be converted will be restricted from trading for a period of 6 months from the date of conversion; 1/3 of the total shares to be converted will be restricted from trading for a period of 1 year from the date of conversion; and 1/3 of the total shares to be converted will be restricted from trading for a period of 18 months from the date of conversion.

Any consolidation or split to one class of shares will have the same effect on the other class of shares.

The preferred shares will be offered to all shareholders of the Corporation in exchange for shares of common stock at a ratio of 1 for 1, but the opportunity for conversion from voting common stock to preferred non-voting shares shall be set by the Board of Directors by written notice to all of the shareholders and will set the record date and any deadlines to exercise conversion.

AUTHORIZATION

The contents and mailing of this Addendum #1 to Proxy Statement have been approved by the Board of Directors of the Corporation.

/s/ Douglas N. Mac Donald
Douglas N. Mac Donald
President and Chief Executive Officer

Dated at Calgary, Alberta
October 31, 2002